Exhibit 99.1

Company       Richard S. Curto              William M. Karnes
Contacts:     President                     Executive Vice President
              Chief Executive Officer       Chief Financial Officer
              312/917-1300                  312/917-1300

           PRIME GROUP REALTY TRUST COMPLETES ACQUISITION OF IBM PLAZA

                Office Portfolio Reaches 9.6 Million Square Feet

CHICAGO, Illinois December 13, 1999 -- Prime Group Realty Trust (NYSE: PGE) announced today that it has closed on the previously announced acquisition of IBM Plaza, a 47-story Class A office tower located in downtown Chicago. The acquisition was completed pursuant to the terms of the revised contract with an affiliate of Blackstone Real Estate Advisors dated February 4, 1999. IBM Plaza includes 1,354,354 net rentable square feet of office space and a connected eleven-story, 902-space parking garage which also contains 10,550 square feet of retail space. The purchase price was $238.0 million and, after allocating $20.0 million for the value of the parking garage and retail space, the remaining $218.0 million investment represents a cost of $160.96 per net rentable square foot for the office space.

The Company funded the acquisition from cash on hand plus the proceeds from a new $160.0 million first mortgage loan from Westdeutsche ImmobilienBank. The first mortgage loan bears interest at LIBOR plus 170 basis points, requires monthly payments of principal and interest pursuant to a 25-year amortization schedule, and matures in five years.

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Including IBM Plaza, the Company's portfolio consists of 29 office properties, containing an aggregate of 9.6 million net rentable square feet and 40 industrial properties containing an aggregate of 5.0 million net rentable square feet. The portfolio also includes approximately 248.2 acres of developable land and rights to acquire more than 261.2 additional acres of developable land, which management believes could be developed with approximately 11.0 million rentable square feet of office and industrial space.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.



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